NEWS RELEASE T. ROWE PRICE GROUP ADDS RICHARD VERMA AS INDEPENDENT DIRECTOR, DECLARES QUARTERLY DIVIDEND, INCREASES STOCK REPURCHASE AUTHORIZATION Firm Also Announces Annual Meeting Voting Results Baltimore: April 26, 2018 NEWS T. Rowe Price Group, Inc. (NASDAQ-GS: TROW) announced today that its Board of Directors has declared a quarterly dividend of $0.70 per share payable June 29, 2018 to stockholders of record as of the close of business on June 15, 2018. The Board also approved a 10 million share increase in the company’s authorization to repurchase its common stock. This brings the total repurchase authorization to 21.0 million shares. Additionally, at its annual meeting today, T. Rowe Price Group stockholders elected all 12 nominees to the Board of Directors, including first-time nominee and independent director Richard R. Verma. Mr. Verma is vice chairman and partner at The Asia Group, a strategic advisory firm to companies seeking to excel across Asia. Previously, he served as United States ambassador to India from 2014 to 2017, a partner and senior counselor at global law firm Steptoe & Johnson LLP, assistant secretary of state for legislative affairs, and senior national security advisor to the Senate majority leader. Mr. Verma is also a veteran of the U.S. Air Force, where he served on active duty as a judge advocate. Stockholders also approved, by a non-binding advisory vote, the 2017 compensation paid to the company’s named executive officers; approved the charter amendment eliminating the provision that limits voting of share ownership to 15% of the outstanding shares; and ratified the reappointment of KPMG LLP as the company’s independent registered public accounting firm for 2018. QUOTE Brian C. Rogers, nonexecutive chairman of T. Rowe Price Group “Rich brings substantial experience and a global perspective with respect to public policy, business, foreign and legislative affairs, strategic leadership, and corporate social responsibility. We are excited to have him on board and look forward to benefiting from his strategic insights and counsel.” ABOUT T. ROWE PRICE Founded in 1937, Baltimore-based T. Rowe Price (troweprice.com) is a global investment management organization with $1.01 trillion in assets under management as of March 31, 2018. The organization provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The company also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price's disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. T. ROWE PRICE CONTACTS: Public Relations Brian Lewbart 410-345-2242 brian_lewbart@troweprice.com Investor Relations Teresa Whitaker 410-345-6586 teresa_whitaker@troweprice.com